.

E. J. MCKAY & CO., INC.

Lansheng Tower Suite 1206 • 8 Huaihai Road Central • Shanghai • CHINA

Exhibit 10.15

December 1st, 2004

James T. Preissler, CFO
China Unistone Acquisition Corp
4 Columbus Circle, 5th Floor
New York, NY 10019, USA

Dear Mr. Preissler,

Based on our discussions, we understand that China Unistone Acquisition Corp., or its affiliated companies (collectively, CUAC) are planning to acquire, merge with, or conduct other forms of corporate transactions with Chinese companies in the financial infrastructure, IT services and related sectors and would like to engage E. J. McKay & Co., Inc. (collectively, EJM) to as your business consultant in these transactions.

This letter confirms our intention to advise you in the said transactions, and outlines our scope of work and terms of engagement.

Key Deliverables

Pertaining to the said transaction or transactions, EJM will provide the following services:

1.       Analyze market dynamics of relevant product segments;

2.       Identify and assess suitable potential targets;

3.       Recommend short-listed Targets;

4.       Conduct due diligence on potential targets;

5.       Assist in drafting and translation work;

Should CUAC request that EJM provide additional services not otherwise contemplated by this agreement, CUAC and EJM will enter into an additional agreement that will set forth the nature and scope of the services, appropriate compensation and other customary matters.

Duration of Engagement

Eighteen Months from date of agreement, extendable by mutual agreements.

Fees & Expenses

1.       Advisory Fees: No advisory fees will be charged in this engagement.

2.       Expenses such as travel, lodging, communications, food, copying, legal will be reimbursed on an actual incurred basis.

3.       Payment: Expenses shall be paid quarterly.

4.       Net of Tax withholding: Your payment to us shall be net of any deduction or withholding on account of taxes or other charges of any nature. If a deduction or withholding is required by law, you will be responsible for paying such additional amount as it necessary so that we receive the full amount of the bill in the form of Retainer, Commission or Expense reimbursement.

Indemnification

As EJM will be acting on your behalf, you will indemnify EJM on demand and hold us harmless against all actions, claims, proceedings, and losses whatsoever and related costs and expenses which are reasonably incurred, which arise in any way from, or are in any way connected with this agreement, unless and to the extent that they have been finally and judicially determined to have been caused by our gross negligence, fraud or willful default.

Dispute Resolution

This agreement is governed by the law of China. In the case where we encounter disputes irresolvable through negotiations, we agree to seek arbitration via China International Economic and Trade Arbitration Commission (CIETAC) in Shanghai, as per arbitration rules of CIETAC. Award of the arbitration shall be legally binding and final.

This Proposal

The above contains the entirety of our engagement proposal. If these arrangements are acceptable, please sign this letter and return it to us. This offer is valid for two weeks from the date of issuance.

Offered by	Accepted by

/s/ Jenny J. Shen	/s/ James T. Preissler
Signature	Signature

Jenny J. Shen	James T. Preissler
Name	Name

Managing Director	CFO
Title	Title

Date	Date